Exhibit 10.3

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (“Agreement”) is entered into as of December 3, 2013 (the “Effective Date”), by and between MGP Ingredients, Inc., a Kansas corporation (the “Company”), and Timothy W. Newkirk (“Consultant”).

In consideration of the mutual covenants contained in this Agreement and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and Consultant agree as follows:

1.                                      Services.  The Company is retaining Consultant to provide certain transition services to the Company in connection with the engagement by the Company of a new Chief Executive Officer or new co-Chief Executive Officers (the “Services”).  The Company may alter or expand the Services only upon the mutual agreement of the parties.  Consultant shall be required only to report to the Chief Executive Officer or co-Chief Executive Officers of the Company, and shall be required only to perform such actions as are reasonably requested by such person or persons, all in accordance with the terms hereof.  Subject to the foregoing, Consultant shall consult with the board of directors of the Company (or its designated advisors) upon the reasonable request of the Chief Executive Officer or co-Chief Executive Officers of the Company.

2.                                      Relationship of the Parties.

(a)                                 An independent contractor relationship shall exist between the Company and Consultant.  Consultant is neither an agent nor an employee of the Company.  Consultant has the authority to control and direct the performance of the details of the Services, as governed by his own independent judgment and discretion.  In a manner that meets the business needs of the Company, Consultant shall: (i) determine when, and how the Services are performed; (ii) be responsible for hiring, training, assigning work to, compensating, and supervising his own employees or agents; (iii) determine his hours or days of work; (iv) determine the location from which the Services are performed (except that such location will not be the premises of the Company unless specifically requested by the Co-CEOs (or, following the retention of a permanent CEO by the Company, by the CEO); (v) determine the order or sequence in which tasks are performed related to the Services; and (vi) maintain his own work facility.  Consultant shall not: (1) be required to undergo training of any nature, including the training the Company provides its employees; (2) have any right or authority to make any contracts or commitments for, or on behalf of, the Company; and/or (3) represent himself to be an employee or agent of the Company.  The Company shall reimburse Consultant for his expenses reasonably incurred in his performance of the Services to the extent such expenses are approved in advance by the Co-CEOs (or, following the retention of a permanent CEO by the Company, by the CEO).

(b)                                 The Company does not agree to use Consultant exclusively.  Consultant is not exclusively engaged by the Company and remains free to perform services for other persons and entities, and to make himself available to the public for such purposes.

3.                                      Compensation.  In return for all Services provided by Consultant, the Company shall pay Consultant (a) on the Effective Date, One Hundred Thousand Five Hundred and No/100 Dollars ($100,500.00) and (b) on the date that is three months after the Effective Date, One Hundred Thousand Five Hundred and No/100 Dollars ($100,500.00), which amounts shall compensate Consultant for the Services rendered hereunder.  On the Effective Date, the Company shall reimburse Consultant for his reasonable third-party expenses, up to a maximum aggregate cap of Forty-Five Thousand and No/100 Dollars ($45,000.00), incurred in connection with the preparation of this Agreement, the termination of his employment with the Company (including without limitation the mutual release between Consultant and the Company), and other expenses related to the foregoing.  Consultant agrees that he will make himself available to provide Services hereunder for up to ten (10) hours during each week that this Agreement remains in effect.  The Company will issue an IRS Form 1099 to Consultant for all compensation paid under this Agreement.  Consultant shall be responsible for paying any taxes related to this compensation, and Consultant shall indemnify and hold the Company harmless from any tax liability, penalties and/or interest relating to this compensation.  Consultant shall not be entitled hereunder to participate in any benefits programs of the Company, and Consultant’s payments as described in this Section 3 shall be Consultant’s sole compensation for the Services provided hereunder.

4.                                      Term.  The Term of this Agreement shall begin on the Effective Date and shall continue until the earlier of: (a) six months from the Effective Date; and (b) the date this Agreement is terminated earlier by the Company or Consultant in accordance with the terms hereof.  Subject to the terms hereof, either the Company or Consultant may terminate this Agreement on thirty (30) days’ notice.

5.                                      Effect of Termination.  If the Company terminates this Agreement without Cause prior to the date that is six months from the Effective Date, the Company shall provide the compensation set forth above in accordance with the terms hereof.  If, prior to the date that is six months from the Effective Date, Consultant terminates this Agreement for any reason or if the Company terminates this Agreement for Cause, the Company shall only be obligated to provide the compensation set forth above actually accrued through Consultant’s last day worked (with the amount accrued for each day in the period equal to $1,116.67).  For purposes of this Agreement, “Cause” shall mean the substantial and repeated failure of Consultant to follow the direction, policies and/or procedures of the Company as reasonably directed by the board of directors of the Company, which failure is not cured within thirty (30) days following Consultant’s receipt of written notice from the Company identifying the nature of such failure.

6.                                      Confidentiality.  Only to the extent that Consultant actually has access to the Company’s Proprietary Information or Customer Information (in each case as defined below):

(a)                                       Consultant acknowledges that, during his engagement, he may have access to and use Proprietary Information and Customer Information.  Consultant further acknowledges that the Company’s Proprietary Information was or will be designed and developed by the Company or any Affiliate with considerable effort and at great expense, is unique, secret and confidential, and constitutes the exclusive property and trade secrets of the Company or such Affiliate.  Consultant further acknowledges that an integral part of the Company’s business involves the receipt of Customer Information.  Consultant further acknowledges that any unauthorized use of the Proprietary Information or Customer Information by Consultant, or any disclosure of the same to any third parties, would be wrongful and may cause irreparable injury to the Company, its customers, suppliers, employees, clients and/or Affiliates.

(b)                                       Accordingly, Consultant covenants and agrees that, during his engagement hereunder and for a period of one (1) year thereafter, he will (i) hold the Proprietary Information and Customer Information in strictest confidence; (ii) not disclose such information to any person, firm, corporation or other entity; and (iii) not use such information for any purpose not expressly authorized in writing by the Company.  Consultant also agrees that, upon request of the Company, he will return all Company documents and property in his possession or under his control, including but not limited to business records in any way relating to the Company or its business, its Proprietary Information or Customer Information (without retaining copies of any of the foregoing).  Consultant agrees to indemnify and hold the Company harmless from any loss, claim or damages, including attorneys’ fees and costs, arising out of or relating to Consultant’s unauthorized disclosure or use of the Company’s Proprietary Information or Customer Information.

(c)                                        For the purposes of this Agreement, the term “Customer Information” shall mean, whether verbal, written or stored electronically, provided that such information is marked “confidential”: (i) confidential product or technology information of any customer of the Company, as indicated by such customer; (ii) confidential information regarding the business of any customer or its clients learned in the course of providing service and/or products to the customer on behalf of the Company; (iii) other confidential information submitted from time to time by a customer to the Company; and (iv) the identity of the customer as the source of such data or information provided to Consultant by the Company.  Customer Information shall in all events, however, exclude information that is (1) available to or known by the public; (2) is or becomes available to the Consultant on a non-confidential basis from a source not known by the Consultant to be bound by a requirement that such source not share such information with Consultant, or (3) has been independently acquired or developed by the Consultant without violating any of his obligations under this Agreement.

(d)                                       For the purposes of this Agreement, the term “Proprietary Information” shall mean, whether verbal, written or stored electronically, provided that such information is marked “confidential”: all customer lists, prospective customer lists, trade secrets, databases, processes, computer programs, software, object codes, source codes, passwords, entry codes, inventions, improvements, business data, prospective employee lists, business contact information of the Company or developed for the Company or any of the Company’s Affiliates or customers, information relating to the Company’s or any of its Affiliate’s business contracts, marketing strategies, any other secret or confidential matter relating or pertaining to the products, services, sales or other business of the Company, or any Affiliate, and shall include Customer Information that was developed or enhanced by the Company or any Affiliate including data furnished by or on behalf of the customer.  Proprietary Information shall in all events, however, exclude information that is (i) available to or known by the public; (ii) is or becomes available to the Consultant on a non-confidential basis from a source not known by the Consultant to be bound by a requirement that such source not share such information with Consultant, or (iii) has been independently acquired or developed by the Consultant without violating any of his obligations under this Agreement.

(e)                                        Notwithstanding anything herein to the contrary, neither the term “Customer Information” nor the term “Proprietary Information” shall include information that Consultant is requested or required to disclose under law, rule, regulation, order or in any civil, governmental, regulatory or judicial process, and nothing herein shall restrict Consultant from complying with such request or requirement, provided, however, that Consultant shall give the Company notice of such request or requirement prior to making any disclosure thereunder (in each case, as is practicable and not prohibited by law) so that the Company may seek an appropriate protective order, at its sole cost and expense, and/or, in its sole discretion, waive compliance by Consultant with the applicable provisions of this Section 6(e).

7.                                      Company’s Remedies.

(f)                                   Consultant acknowledges and agrees that the covenants and undertakings contained in Section 6 of this Agreement relate to matters which are of a special, unique, extraordinary, managerial and intellectual character which gives them a peculiar value, and that a violation of any of the terms of such Section may cause irreparable injury to the Company, the amount of which may be difficult, if not impossible, to estimate or determine and which may not be adequately compensated.  Therefore, Consultant agrees that the Company, in addition to any other available remedies under applicable law, shall be entitled, as a matter of course, to seek an injunction, restraining order or other equitable relief from any court of competent jurisdiction, restraining any violation or reasonably-perceived threatened violation of any such terms by Consultant and such other persons as the court shall order.

(g)                                        Consultant agrees that the restrictions contained in Section 6 of this Agreement are reasonable in all respects and are to be interpreted in light of all the facts and circumstances existing at the time enforcement is sought.  However, should any court or other body of competent jurisdiction determine that all or any portion of the agreement set forth herein is invalid or unenforceable for any reason, such agreement (or portion thereof) shall be restricted and deemed amended to the minimum extent necessary so as to preserve and establish its validity and enforceability.

(h)                                       Termination of Consultant’s engagement under this Agreement, by either the Company or Consultant, or expiration of this Agreement, shall not affect either party’s rights and obligations under Section 6, of this Agreement, and such rights and obligations shall continue and survive the termination or expiration of this Agreement.

8.                                      Return of Documents.  Upon termination of Consultant’s engagement with the Company for any reason, all documents, procedural manuals, guides, specifications, plans, drawings, diskettes, designs, software and similar materials, diaries, records, customer lists, notebooks, and similar repositories of or containing Proprietary Information, or Customer

Information, including all copies thereof, then in Consultant’s possession or control, whether prepared by Consultant or others, shall be left with, or forthwith returned by Consultant to, the Company.

9.                                      Assignment.  The Company shall not be required to make any payment under this Agreement to any assignee or creditor of Consultant, other than to Consultant’s legal representative on death.  Consultant’s obligations under this Agreement are personal and may not be assigned, delegated or transferred in any manner and any attempt to do so shall be void.  Consultant, or his legal representative, shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any right of Consultant under this Agreement.  The Company may assign this Agreement without Consultant’s written consent to any successor to or purchaser of the Company’s business or any portion thereof.  This Agreement shall be binding upon, and shall inure to the benefit of, the Company, Consultant and their permitted successors and assigns.

10.                               Notices.  Any notice required or permitted to be given under this Agreement must be in writing and shall be deemed conclusively to have been delivered (a) when personally delivered; (b) one (1) Business Day after being sent by reputable overnight express courier (charges prepaid); or (c) three (3) Business Days following mailing by certified or registered mail, postage prepaid and return receipt requested.  Unless another address is specified in writing, notices, requests, demands and communications to the parties shall be sent to the addresses indicated below:

To Company:

MGP Ingredients, Inc.

100 Commercial Street

Atchison, KS 66002

Attn: Chief Executive Officer

To Consultant:

Timothy W. Newkirk
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With a copy to:

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11.                               Amendments.  This Agreement shall not be amended, in whole or in part, except by an agreement in writing signed by the Company and Consultant.

12.                               Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the Services provided hereunder.  All prior agreements or understandings related to the Services, oral or written, are merged in this Agreement and are of no further force or effect.  The parties acknowledge that they are not relying on any representations, express or implied, oral or written, in entering into this Agreement, except for those stated in this Agreement.

13.                               Captions.  The captions of this Agreement are included for convenience only and shall not affect the construction of any provision of this Agreement.

14.                               Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Kansas.

15.                               Severability.  All provisions, agreements, and covenants contained in this Agreement are severable, and in the event any of them shall be held to be illegal, void or invalid by any competent court or under any applicable law, such provision shall be changed to the minimum extent reasonably necessary to make the provision, as so changed, legal, valid and binding.  If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement shall not in any way be affected or impaired, but shall remain binding in accordance with their terms.

16.                               No Waiver.  No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom enforcement of the waiver is sought.  The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

17.                               Consultation with Counsel.  Consultant acknowledges that he has been given the opportunity to consult with his personal legal counsel concerning all aspects of this Agreement and the Company has urged Consultant to so consult with such counsel.

18.                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which, when taken together, shall constitute one and the same agreement.

(signature page follows)

IN WITNESS WHEREOF, the Company and Consultant have duly executed this Agreement as of the date and year first above written.

“THE COMPANY”		“CONSULTANT”

MGP INGREDIENTS, INC.		TIMOTHY W. NEWKIRK

Signed:	/s/ Donald P. Tracy	Signed:	/s/ Timothy W. Newkirk

Name:	Donald P. Tracy

Its:	Chief Financial Officer

[Signature Page to Transition Services Agreement]